Exhibit 10.1

January 3, 2005

[Executive]
[Executive’s Address]

Dear [Executive]

        This is to confirm our conversation that the Compensation Committee has asked me to, with this letter, extend the Employment Agreement between you and The Company (Peapack-Gladstone Financial Corporation and Peapack-Gladstone Bank), which will expire on December 31, 2004. The extension is for a period of time not to exceed six months.

        It is their intention to offer you a new Agreement, which will be backdated to January 1, 2005. All points and benefits under the new Agreement will be adjusted to the January 1, 2005 date.

        The purpose in extending the current contract is to allow the Compensation Committee time to identify, hire and receive comparative analysis from a Compensation Consultant. It is, of course, impossible to put an exact date on when this work will be completed. However, the Committee has already started on it, and they want you to know that it will be completed ASAP and certainly in less than six months.

        Thank you for your patience in this matter. It is in the best interest of the Compensation Committee and you to ensure a competitive compensation package is in place.

        Please sign all three copies of this extension and return two copies to me for the Bank’s records.

Sincerely,

F. Duffield Meyercord Compensation Committee Chair —————————————— [Executive]	Frank A. Kissel Chairman & CEO